Exhibit 10.11

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of December 30, 2024 (the “Effective Date”) and is entered into by and between Sauvegarder Investment Management, Inc. (the “Company”) and Erich Spangenberg (“Employee”) (collectively with the Company, the “Parties”; each of the Parties referred to individually as a “Party”).

WHEREAS, the Company desires to employ Employee in accordance with the terms and conditions set forth below; and

WHEREAS, Employee desires to be employed by the Company in accordance with the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

1.	EMPLOYMENT.

a.	Title. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, as Chief Executive Officer, Co-Head of Litigation Finance and Head of Licensing of the Company, reporting to the Company’s Board of Directors.

b.	At Will Relationship. Employee’s employment with the Company shall commence as of the Effective Date. Employee’s employment shall be considered “at will” in nature and, accordingly, either the Company or Employee may terminate this Agreement and Employee’s employment at any time and for any reason, with or without cause or prior notice. Nothing in this Agreement, including but not limited to Section 3 hereof, shall be construed as, or shall interfere with, abridge, limit, modify, or amend the “at will” nature of Employee’s employment with Company. Except as set forth in Section 3 of this Agreement, upon Employee’s separation from employment with the Company (for any reason), all compensation and benefits payable or provided to Employee shall, except as required by applicable law, terminate as of the effective date of Employee’s termination (the “Termination Date”).

c.	Duties and Responsibilities. During Employee’s employment with the Company, Employee shall at all times: (i) comply with the terms and conditions set forth in this Agreement; (ii) perform and carry out such responsibilities, duties, and authorities as the Company may direct, designate, request of, or assign to Employee from time to time, which shall include, but not necessarily be limited to, such responsibilities, duties, and authorities that are typically performed by and assigned to employees in similar positions within similar companies; (iii) perform the duties and carry out the responsibilities assigned to him by the Company to the best of his ability, in a trustworthy, business-like, and efficient manner for the purpose of advancing the business and interests of the Company; (iv) devote sufficient time, attention, effort, and skill to his position with and the business of the Company; (v) comply with and abide by the Company’s policies, practices, and procedures (as may be amended or otherwise modified from time to time by the Company); and (vi) comply with all laws, rules, regulations, and licensing requirements of, or that may be applicable to, his employment with the Company.

Employee’s employment with the Company is not on a full-time basis. The Company acknowledges that Employee has substantial other business interests. Employee is permitted to pursue his other business interests and new business interests, provided that such activities do not compete with or conflict with the Company, including for the avoidance of doubt any activity under Section 4 of this Agreement. The Company hereby waives the corporate opportunity doctrine. However, Employee agrees to keep the board of directors of the Company (the “Board”) generally informed with respect to any opportunities which could reasonably be deemed competitive with the Company’s business of transacting in intellectual property, but will not be required to disclose information which is confidential to a third party.

In the event that any term(s) of this Agreement conflicts with a term(s) of any employee handbook, policy, practice, or procedure adopted or maintained, at any time, by the Company, the term(s) of this Agreement shall control and supersede such conflicting term(s).

d.	No Conflicts. Employee represents and warrants that he is not bound by or subject to any written or oral agreement, pact, covenant, or understanding with any previous or concurrent employer, or any other party, that would limit, abridge, restrict, or interfere with, in any way, his ability to perform his duties and obligations hereunder. Employee further represents and warrants that the performance of his duties and obligations hereunder shall not violate any written or oral agreement, pact, covenant, or understanding by and between him and any previous or concurrent employer, or any other party. Employee further represents and warrants that he will not use any trade secret, or confidential or proprietary information, of any of his previous or concurrent employers, or that was obtained, learned, or procured during any period of employment prior to or concurrent with his employment with the Company, in connection with his employment with the Company or in the performance of his duties and obligations hereunder.

2.	COMPENSATION AND BENEFITS. Subject to the terms and conditions of Sections 1(b) and 3 of this Agreement and Employee’s continued employment with the Company, and in consideration for the services to be provided hereunder by Employee, the Company hereby agrees to pay or otherwise provide Employee with the following compensation and benefits during his employment with the Company:

a.	Annual Salary. Prior to the completion of the Company’s Initial Public Offering (as defined in the 2024 Equity Incentive Plan (“EIP”)), the Company shall pay Employee a base salary equal to $250,000 per year (as it may be adjusted from time to time, the “Annual Salary”), less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state, and/or local law. Upon completion of the Company’s Initial Public Offering, the Company shall pay Employee an Annual Salary equal to $300,000, less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state, and/or local law. The Annual Salary shall be payable in biweekly installments or otherwise in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time. Employee acknowledges and understands that his position of employment with the Company is considered “exempt,” as that term is defined under the Fair Labor Standards Act and applicable state or local law. As an exempt employee, Employee is not eligible to receive overtime pay.

Notwithstanding the foregoing, the Annual Salary may be reviewed by the Company from time to time and may be subject to adjustment, in the Company’s sole discretion; provided, however, Annual Salary shall not be less than the amount set forth herein.

b.	Bonus. Employee shall be eligible for a performance-based cash bonus in an amount determined by the Executive Committee, in its sole and absolute discretion (the “Annual Bonus). Such Annual Bonus will be payable in the form of a lump sum cash payment no later than March 15th of the calendar year that immediately follows the calendar year to which the Annual Bonus relates. In order for Employee to be eligible to receive the Annual Bonus pursuant to this Section 2(b), Employee must remain continuously employed by the Company through the calendar year to which such Annual Bonus relates.

c.	Special Performance Award. Within a reasonable period of time following the Effective Date, and subject to both (i) Employee’s timely execution of a corresponding performance award stock option award agreement under the EIP (the “Award Agreement”) and (ii) approval of the Board, Employee shall be eligible for a grant of special performance “Options” (as defined in the EIP), a portion of which vests upon the achievement of market capitalization levels for the Company’s common stock that exceeds $250,000,000 for at least 20 days of any 30 trading days, and the remainder vesting upon the achievement of market capitalization levels for the Company’s common stock that exceeds $500,000,000 for at least 20 days of any 30 trading days (each, a “Market Capitalization Milestone”) (the “Performance Awards”). The shares underlying the Performance Awards shall be 3,133,277 total shares of common stock of the Company. The market capitalization for a particular trading day is equal to the volume weighted average price (as reported by Bloomberg L.P. or similar) of any such trading day multiplied by the outstanding shares of common stock as of the end of such trading day. The Performance Awards shall be subject to other customary terms to be set forth in the Award Agreement and in the EIP.

d.	Benefit Plans. Employee shall be entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans, if any, which are made generally available to similarly-situated employees of the Company (and subject to eligibility requirements, enrollment criteria, and other terms and conditions of such plans), and which the Company, in its sole discretion, may at any time amend, modify, or terminate, subject to the terms and conditions of such plans and applicable federal, state, or local law.

e.	Vacation and Sick Leave. Employee shall be entitled to vacation and sick leave in accordance with the Company’s respective vacation and sick leave policies, as in effect from time to time.

f.	Expenses. Employee shall be entitled to reimbursement for all reasonable expenses that he incurs in connection with the performance of his duties and obligations hereunder. Upon presentment by Employee of appropriate and sufficient documentation, as determined in the Company’s sole discretion, the Company shall reimburse Employee for all such expenses in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

3.	EFFECT OF TERMINATION. Employee’s employment may be terminated by the Board for Cause (as defined below) or without Cause upon 30 days’ notice or by voluntary resignation for any reason. In the event of any such termination, Employee shall only be entitled to the following:

a.	Termination of Employment for Any Reason. Any Annual Salary earned but unpaid as of the Termination Date.

b.	Resignation by the Employee other than for Good Reason or by the Board for Cause. If Employee’s employment is terminated by the Board for Cause or Employee resigns from his employment for any reason other than Good Reason (defined below), subject to the Employee signing and not revoking a general release of all claims against the Company, its subsidiaries, and any of their respective affiliates in a form to be provided to Employee from the Company (a “Release”) and the expiration of any applicable revocation period with respect to the Release within forty-five (45) days after the Employee’s Termination Date (the date in which the Release is fully effective and no longer revocable, the “Release Effective Date”), an amount equal to six (6) months of then-current Annual Salary, as of the Termination Date, which shall be paid, in equal monthly installments in accordance with the Company’s general payroll practices, with the first installment to be paid on the first payroll date following the effective date of the Release (the “Severance Payment Commencement Date”), with any such payments that would have otherwise been made to Employee following their Termination Date but prior to the Release Effective Date to be paid on the Severance Payment Commencement Date.

c.	Termination by the Board without Cause or by Employee for Good Reason. If Employee’s employment is terminated by the Board without Cause or by the Employee for Good Reason, subject to the Employee signing and not revoking a Release and the expiration of the Release Effective Date, an amount equal to one dollar ($1) less than three (3) times the sum of (x) Annual Salary and (y) target Annual Bonus opportunity, in both cases, as of the Termination Date. For the avoidance of doubt, the aggregate payments to the Employee shall be reduced, solely to the extent necessary, such that the sum and any other “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), that are payable to or with respect to Employee and that are contingent upon a “change in control” within the meaning of Section 280G, do not exceed one dollar ($1.00) less than three times Employee’s “base amount,” all within the meaning of Section 280G (any reduction necessary to comply with the Section 280G limit, the “Reduction Amount”); provided that such reduction shall be applied only if the net after-tax benefit to Employee after such reduction would be greater than the net after-tax benefit to Employee without such reduction (notwithstanding the application of any excise tax on the unreduced total payments). Such amount shall be paid in equal monthly installments in accordance with the Company’s general payroll practices, with the first installment to be paid following the Severance Payment Commencement Date, with any such payments that would have otherwise been made to Employee following their termination of Employment but prior to the Release Effective Date to be paid on the Severance Payment Commencement Date.

For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following grounds that has not been cured by the Employee within thirty (30) days after written notice to Employee of the purported grounds (which notice must be provided within thirty (30) days following the actual knowledge by the Company of such purported grounds): (i) an act or omission that, in connection with his employment with the Company, amounts to or constitutes a breach of a fiduciary duty, gross negligence, willful misconduct, or material misconduct, or that amounts to or constitutes fraud, embezzlement, or misappropriation; (ii) material breach of any material term(s) of this Agreement; (iii) violation of any material policy(ies) established, adopted, or maintained by the Company; (iv) an act or omission that, in the Company’s sole discretion, is demonstrably and materially injurious to the Company; (v) an act or omission that causes the Company to materially suffer or endure public disgrace, disrepute, or economic harm; (vi) misappropriation of corporate assets or corporate opportunities; (vii) conviction of a felony, or a crime involving financial dishonesty towards the Company; or (viii) failure to follow the reasonable directives of the Company or to perform the material responsibilities or duties of his position.

If the Employee timely cures the condition giving rise to Cause, the notice shall become null and void.

For purposes of this Agreement, “Good Reason” means there has been, without the consent of Employee, the occurrence of any of the following grounds that has not been cured by the Company within thirty (30) days after written notice to the Company of such purported grounds (which notice must be provided within thirty (30) days following the actual knowledge by Employee of such purported grounds): (i) a material diminution in Employee’s Annual Salary or target Annual Bonus opportunity; (ii) a material breach of the Company’s obligations to Employee under any agreement to which the Company and Employee are parties which results or could reasonably be expected to result in harm, in any material respect, to Employee; (iii) a material diminution of Employee’s authority, duties, or responsibilities (other than during a suspension or investigation of grounds that may constitute Cause); (iv) a material change to Employee’s reporting, as established and as may be in effect from time to time; or (v) a material change in the geographic location at which Employee must perform the services under this Agreement.

If the Company timely cures the condition giving rise to Good Reason for Employee’s resignation, the notice of termination shall become null and void.

d.	Notice of Termination. Any termination of Employee’s employment by the Board shall, no fewer than thirty (30) days prior to the date of termination, be communicated by a written notice to the Employee stating its intent to consider termination of the Employee’s employment and (i) indicating the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, and (iii) specifying a date of termination (a “Notice of Termination”). Employee shall have an opportunity to appear before the Board, with or without legal representation, at the Employee’s election, to present arguments and evidence on his own behalf. Following the presentation to the Board or Employee’s failure to appear before the Board, the Employee may be terminated if the Board by vote of its members (excluding Employee) determines that Employee’s employment with the Company should be terminated. The failure by the Board to set forth in the Notice of Termination any fact or circumstance shall not waive any right or preclude any Party from asserting such fact or circumstance or in enforcing either Parties’ rights hereunder.

4.	NON-SOLICITATION. The Parties agree that the Company is engaged in a highly competitive industry and would suffer irreparable harm and incur substantial damage if Employee were to enter into competition with the Company. Therefore, in order for the Company to protect its legitimate business interests, Employee covenants and agrees as follows:

a.	Employee shall not, at any time during his employment with the Company and for a period of one (1) year thereafter, for any reason, on his own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage to alter or terminate his, her, or its business relationship with the Company, any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Employee’s employment with the Company, had a business relationship with the Company, or any person or entity whose business the Company was soliciting or attempting to solicit at the time of Employee’s termination, (a) for whom Employee performed services or with whom Employee had contact during his employment with the Company, or whose business Employee was soliciting or attempting to solicit at the time of Employee’s termination, and (b) with whom Employee did not have a business relationship prior to his employment with the Company; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and any such client, customer, supplier, vendor, licensee, licensor, person, or entity; and

b.	Employee shall not, at any time during his employment with the Company and for a period of one (1) year thereafter, either directly or indirectly, on his own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage any director, officer, employee, agent, representative, consultant, or contractor of the Company to alter or terminate his, her, or its employment, relationship, or affiliation with the Company; (ii) interfere or attempt to interfere with any aspect of the relationship between the Company and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engage, hire, or employ, or cause to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor; provided, however, that the foregoing shall not restrict general solicitations of employment through advertisements or other means that are not directed specifically at such individuals, subject to the remainder of the covenants and agreements in this Section 4 of the Agreement.

Employee represents, warrants, agrees, and understands that: (i) the covenants and agreements set forth in this Section 4 of the Agreement are reasonable in their temporal duration and the type and scope of activities they restrict; (ii) the Company’s agreement to employ Employee, and a portion of the compensation to be paid to Employee hereunder, are in consideration for such covenants and Employee’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants; (iii) Employee shall not raise any issue of, nor contest or dispute, the reasonableness of the temporal duration, or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) the enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business; (v) the covenants and agreements set forth in this Section 4 of the Agreement are essential for the Company’s reasonable protection, are designed to protect the Company’s legitimate business interests, and are necessary and implemented for legitimate business reasons; and (vi) in entering into this Agreement, the Company has relied upon Employee’s representation that he will comply in full with the covenants and agreements set forth in this Section 4 of the Agreement.

If Employee breaches Section 4(a) or 4(b) above, then the period during which that section remains in effect shall be extended by the length of time during which such breach continues.

5.	NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) when delivered personally or by hand (with written confirmation of receipt); (ii) if sent by a nationally- recognized overnight courier, on the date received by the addressee (with written confirmation of receipt); or (iii) on the date sent by electronic mail or facsimile (with confirmation of transmission), to the recipient(s) and address(es) specified below (or to such other recipient and/or address as either Party may, from time to time, designate in writing in accordance with the terms and conditions of this Agreement):

If to Employee:

Erich Spangenberg

41 SE 5th Street, Apt 1312

Miami, FL 33131

If to the Company:

Sauvegarder Investment Management, Inc.

78 SW 7th Street, Suite 500

Miami, FL 33130

6.	LEGAL REPRESENTATION. Employee acknowledges that he was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement – and the Company hereby advises Employee to do so – and that Employee has fully exercised that opportunity to the extent he desired. Employee acknowledges that he had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Employee warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

7.	ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with all exhibits and schedules annexed hereto, constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. In entering into and performing under this Agreement, neither the Company nor Employee has relied upon any promises, representations, or statements except as expressly set forth herein. No modification, alteration, amendment, revision of, or supplement to this Agreement shall be valid or effective unless the same is memorialized in a writing signed by both by Employee and a duly-authorized representative or agent of the Company. Neither e-mail correspondence, text messages, nor any other electronic communications constitutes a writing for purposes of this Section 7 of the Agreement.

8.	GOVERNING LAW. This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of Delaware.

9.	ASSIGNMENT. This Agreement shall not be assignable by Employee, but shall be binding upon Employee and upon his heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by the Company without restriction and, without limitation of the foregoing, shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization. This Agreement shall inure to the benefit of the Company and its successors and assigns.

10.	SEVERABILITY. If one or more of the provisions of this Agreement is deemed void by law, then the remaining provisions shall continue with full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the Parties’ intent. Without limiting the generality of the foregoing, the Parties hereby expressly state their intent that, to the extent any provision of this Agreement is deemed unenforceable due to the scope, whether geographic, temporal, or otherwise, being deemed excessive, unreasonable, and/or overbroad, the court, person, or entity rendering such opinion regarding the scope shall modify such provision(s), or shall direct or permit the Parties to modify such provision(s), to the minimum extent necessary to cause such provision(s) to be enforceable.

11.	SURVIVAL. Upon the termination or expiration of this Agreement, Section 4 shall survive such termination or expiration, and shall continue, with full force and effect, in accordance with their respective terms and conditions.

12.	WAIVER. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any rights, and the obligations of the Party with respect to such future performance shall continue with full force and effect. No waiver of any such right will have effect unless given in a writing signed by the Party against whom the waiver is to be enforced.

13.	COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“SECTION 409A”).

a.	It is the intention of the Parties that all payments and benefits under this Agreement (and any amendment hereto) shall be made and provided in a manner that is either exempt from or compliant with Section 409A of the Internal Revenue Code and the rules, regulations and notices thereunder (“Code Section 409A”). Any ambiguity in this Agreement (or any amendment hereto) shall be interpreted to comply with the above. Employee acknowledges that the Company has made no representations and makes no guarantee as to the treatment of the compensation and benefits provided hereunder and Employee has been advised to obtain his own tax advice, and further, Employees agrees that the Company and the Company’s officers, employees, agents, equity holders, successors, affiliates and representatives shall have no liability for any of the payments or benefits under this Agreement or any other arrangement failing to be exempt from or to comply with Code Section 409A. Each amount or benefit payable pursuant to this Agreement (and any amendment hereto) shall be a separate payment for purposes of Code Section 409A. For all purposes of this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to Employee’s employment shall mean a separation from service within the meaning of Code Section 409A. Without limiting the generality of the foregoing, for purposes of this Agreement, Employee shall be considered to have a termination of employment only if such termination is a “separation from service” within the meaning of Code Section 409A.

b.	To the extent that the reimbursement of any benefits or the provision of any in-kind kind benefits pursuant to this Agreement is subject to Code Section 409A: (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; (b) all such expenses eligible for reimbursement hereunder shall be paid to the Employee no later than December 31st of the calendar year following the calendar year in which such expenses were incurred; and (c) Employee’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefits.

c.	Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Company (or its successor) is publicly traded on an establishes securities market or otherwise and the Employee is a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Code Section 409A) at the time of Employee’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Code Section 409A and payable in connection with a separation from service shall not be paid or begin payment until the earlier of (a) Employee’s death or (b) the first day following the six (6) month anniversary of the Termination Date. If the payment of any amounts under this Agreement are delayed as a result of the previous sentence, on the first day following the end of the six (6) month period, the Company shall pay Employee a lump sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during such six (6) month period, without interest thereon. To the extent permitted under Code Section 409A, any separate payment or benefits under this Agreement or otherwise shall not be “deferred compensation” subject to Code Section 409A and the six-month delay provided in this subsection, to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4) and (b)(9) and any other applicable exception or provision under Code Section 409A.

14.	TAXES. The Parties acknowledge and agree that the Company may withhold from any amounts payable under this Agreement such federal, state, local, and foreign taxes and withholdings as may be required to be withheld pursuant to any applicable law, rule, or regulation.

15.	SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience, and shall not affect, or be used in connection with, the interpretation of this Agreement. Any reference to any gender in this Agreement shall include, where appropriate, any other gender.

16.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EMPLOYEE:	SAUVEGARDER INVESTMENT MANAGEMENT, INC.

/s/ Erich Spangenberg	By:	/s/ David Kutcher
Erich Spangenberg		David Kutcher
Chief Financial Officer

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